Exhibit (h)(18)
Grisanti Brown & Partners LLC
Investment Managers
45 Rockefeller Plaza, 17th Floor
New York, NY 10111

January 28, 2010

Mr. Stacey E. Hong
President, Forum Funds
Three Canal Plaza, Suite 600
Portland, Maine 04101

RE:           Contractual Waivers and Reimbursements

Dear Mr. Hong:

Grisanti Brown & Partners LLC (the “Adviser”) agrees to waive its investment advisory fee and reimburse expenses as necessary to ensure that total annual operating expenses (excluding taxes, interest, portfolio transaction expenses and extraordinary expenses) for Grisanti Brown Value Fund do not exceed the levels listed below through the period from January 28, 2010 through January 31, 2011:

Grisanti Brown Value Fund – I Shares                                                                           0.99%

This agreement can only be terminated or amended upon the approval of the Forum Funds’ Board of Trustees and is automatically terminated if the Adviser is no longer a service provider to the Fund.  Unless otherwise amended or terminated, this agreement will terminate on January 31, 2011.

Very truly yours,

Grisanti Brown & Partners LLC

By:           /s/ Vance C. Brown
Name:           Vance C. Brown
Title:           Principal